FOR IMMEDIATE RELEASE

OSAGE FEDERAL BANK

AGREES TO ACQUIRE

BARNSDALL STATE BANK

Pawhuska, OK: November 5, 2007 - Osage Federal Bank, the principal subsidiary of Osage Bancshares, Inc. (Nasdaq Global Market: OSBK) today announced that it had agreed to acquire Barnsdall State Bank, Barnsdall, Oklahoma. The all-cash transaction is subject to regulatory approval and approval by Barnsdall shareholders and is expected to close in the first quarter of 2008.

Founded in 1925, Barnsdall State Bank operates from a single office in Barnsdall, Oklahoma. At September 30, 2007, the Bank had total assets of $11.8 million, deposits of $10.1 million and stockholders’ equity of $1.7 million.

“We are very excited about the prospects for our combined companies.” Mark S. White, President of Osage Federal Bank stated. “Osage Federal Bank will bring a broader array of products to the customers of Barnsdall State Bank while maintaining the personalized service that is only available from a local bank.”

Keefe, Bruyette & Woods, Inc. acted as financial advisor to Osage Federal Bank and Malizia Spidi & Fisch, PC, Washington, D.C., served as its legal counsel. Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Tulsa, Oklahoma, served as legal counsel to Barnsdall State Bank.

Osage Federal Bank serves Osage and Washington Counties, Oklahoma from its offices in Pawhuska and Bartlesville, Oklahoma. At September 30, 2007, Osage Federal Bank had $133.4 million in assets and $80.9 million in deposits.

Statements in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:	Sue Allen Smith
Vice President and Chief Financial Officer
Osage Bancshares, Inc.
918-287-2919